Exhibit 10. 31

AMENDMENT NO. 4

Dated as of December 12, 2008

to

CREDIT AGREEMENT

Dated as of June 6, 2007

          THIS AMENDMENT NO. 4 (“Amendment”) is made as of December 12, 2008 by and among Photronics, Inc. (the “Company”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), under that certain Credit Agreement dated as of June 6, 2007 by and among the Company, the Lenders and the Administrative Agent (as amended by that certain Amendment No. 1 thereto, dated as of April 25, 2008, and that certain Amendment No. 2 thereto, dated as of October 31, 2008, and as may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

          WHEREAS, the Company has requested that the Lenders, the Administrative Agent and the Collateral Agent agree to certain amendments to the Credit Agreement;

          WHEREAS, the Lenders party hereto, the Administrative Agent and the Collateral Agent have agreed to such amendments on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto, the Administrative Agent and the Collateral Agent have agreed to enter into this Amendment.

          1. Amendments to Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

          (a) The Aggregate Commitment is hereby reduced to $135,000,000 and Schedule 2.01 of the Credit Agreement is hereby amended to be restated in its entirety to read as set forth on Annex A hereto.

          (b) Section 1.01 of the Credit Agreement is amended to add the following definitions thereto and, where applicable, to replace the corresponding previously existing definitions:

     “Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of December 12, 2008, the Aggregate Commitment is $135,000,000.

     “Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     “Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be:

Eurocurrency	ABR	Commitment Fee Rate
Spread	Spread

6.00%	5.00%	0.50%

     “Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

     “Capital Expenditures” means, without duplication, any cash expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

     “Chinese Bridge Facility” means the RMB22,500,000 short-term credit facility by and among Photronics Imaging Technologies (Shanghai) Co., Ltd. and JPMorgan Chase Bank, N.A., Shanghai Branch, as lender.

     “Chinese Facility Sale” means any sale of the Company’s direct or indirect Equity Interests in Photronics China or all or a portion of the assets of Photronics China.

     “Collateral” means all Pledged Equity, all “Collateral” as defined in the Security Agreement and all other property pledged in favor of the Collateral Agent, on behalf of itself and the Holders of Secured Obligations, pursuant to the Mortgages and any other Collateral Document from time to time.

     “Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreements, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, evidence or perfect Liens to secure the Secured Obligations.

     “Consolidated Fixed Charges” means, with reference to any period, without duplication, interest payments in cash and scheduled principal payments on Indebtedness made in cash during such period, plus Taxes paid in cash, all calculated for the Company and its Subsidiaries on a consolidated basis.

     “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

     “Fixed Charge Coverage Ratio” has the meaning assigned to such term in Section 6.12(d).

     “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

     “Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guaranty, the Collateral Documents (including, without limitation, the Pledge Agreements), any promissory notes executed and delivered pursuant to Section 2.10(e), the Intercreditor Agreement and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

     “Manchester Facility” means the real property and buildings owned by the Company or any Subsidiary located in Manchester, England.

     “Maturity Date” means July 30, 2010.

     “Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Holders of Secured Obligations, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto, each in form and substance reasonably acceptable to the Collateral Agent and the Company.

     “Mortgage Instruments” means such title reports, title insurance, flood certifications and flood insurance, opinions of counsel, surveys, appraisals and environmental reports and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Collateral Agent from time to time.

     “Net Proceeds” means, with respect to any event, (a) the cash proceeds actually received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title policy premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required payments of other obligations relating to the applicable event on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established against any adjustment to the sale price or to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

     “Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary that is a Material Subsidiary.

     “PRC Collateral Documents” means the mortgages, security agreements and all other agreements, instruments and documents executed in connection with the Chinese Credit Facility (as amended) that are intended to create, evidence or perfect Liens to secure the “Obligations” as defined thereunder.

     “Prepayment Event” means, after December 12, 2008:

     (a) any sale, lease, transfer or other disposition (including pursuant to a sale and leaseback transaction but excluding any sale, transfer, lease or disposition from the Company or any Subsidiary to the Company, any Subsidiary or any Affiliate thereof) of any property or asset of the Company or any Domestic Subsidiary (an “Asset Sale”) with Net Proceeds which, when added to the aggregate amount of Net Proceeds received from all Asset Sales occurring in the same fiscal year, exceed $1,000,000; or

     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $1,000,000; or

     (c) the issuance by the Company of any Equity Interests, or the receipt by the Company of any capital contribution; or

     (d) the incurrence by the Company or any Subsidiary of any Indebtedness pursuant to Sections 6.01 (f) or (j); or

     (e) the receipt by the Company or any Subsidiary of any dividend payment from PSMC; or

     (f) any Qualified Asset Sale.

     “Qualified Asset Sales” means (i) the Chinese Facility Sale and (ii) the sale, transfer or disposition by the Company or any Subsidiary of all or a portion of the Manchester Facility (in each case excluding sales, transfers or dispositions from the Company or any Subsidiary to the Company, any Subsidiary or any Affiliate thereof).

     “Qualified Unsecured Indebtedness” of the Company or any Subsidiary means unsecured Indebtedness of such Person in an aggregate outstanding principal amount not in excess of $25,000,000 and on terms and conditions satisfactory to the Administrative Agent (it being understood and agreed that the limitations applicable to Subordinated Indebtedness pursuant to Section 6.10 shall also be applicable, mutatis mutandis, to Qualified Unsecured Indebtedness).

     “Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of December 12, 2008, between the Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other Holders of Secured Obligations, as the same may be amended, restated or otherwise modified from time to time.

     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

          (c) Section 1.01 of the Credit Agreement is amended to delete the defined terms “Financials” and “Permitted Acquisition” appearing therein.

          (d) The definition of “Chinese Credit Facility Guarantee” appearing in Article I of the Credit Agreement is amended to delete the reference “Chinese Facility” appearing therein and to replace such reference with the reference “Chinese Credit Facility”.

          (e) The definition of “Material Indebtedness” appearing in Article I of the Credit Agreement is amended to (1) delete the reference “Material Subsidiaries” appearing therein and to replace such reference with the reference “Subsidiaries” and (2) delete the amount “$15,000,000” appearing therein and to replace such amount with the amount “$5,000,000”.

          (f) The definition of “Pledge Agreements” appearing in Article I of the Credit Agreement is amended to delete the reference “5.10” appearing therein and to replace such reference with the reference “5.09”.

          (g) The definition of “Pledged Equity” appearing in Article I of the Credit Agreement is amended to delete the reference “Administrative Agent” appearing therein and to replace such reference with the reference “Collateral Agent”.

          (h) The definition of “Subsidiary Guarantor” appearing in Article I of the Credit Agreement is amended to delete the reference “Material Subsidiary” appearing therein and to replace such reference with the reference “Subsidiary”.

          (i) Section 2.06(j) of the Credit Agreement is amended to add the parenthetical “(the “LC Collateral Agent”)” immediately after the phrase “for the benefit of the Lenders” appearing in the first sentence thereof.

          (j) Section 2.09(b) of the Credit Agreement is amended to add the following sentence to the end thereof:

“The Commitments shall also reduce in accordance with the terms of Section 2.11(c).”

          (k) Section 2.09 of the Credit Agreement is amended to (1) change clause (c) thereof to a new clause (d) and (2) to add the following as a new clause (c) thereto:

     (c) Notwithstanding anything herein to the contrary, unless previously reduced to or below such amounts pursuant to Section 2.09(b), the Commitments shall, without any action by or notice to the Company, automatically and irrevocably be reduced to (i) $120,000,000 on October 31, 2009 and (ii) $100,000,000 on January 31, 2010, in each case with such reduction allocated ratably among the Lenders in proportion to their respective Applicable Percentages. Each such reduction shall be accompanied by a prepayment of the Loans by the Company on such date (or, if such day is not a Business Day, on the immediately succeeding Business Day) such that the Dollar Amount of the sum of the Revolving Credit Exposures does not exceed the Aggregate Commitment immediately after giving effect to such reduction.

          (l) Section 2.11(b) of the Credit Agreement is amended to (1) add the parenthetical “(as reduced pursuant to Section 2.09)” immediately after the reference to “Aggregate Commitment” appearing in clause (i) thereof and (2) delete the reference “LC Disbursements” appearing in clause (ii) thereof and replace such reference with the reference “LC Exposure”.

          (m) Section 2.11 of the Credit Agreement is amended to add the following as a new clause (c) thereto:

     (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Prepayment Event, the Company shall, within three (3) Business Days after such Net Proceeds are received by the Company or any Subsidiary, prepay the Revolving Loans and, if no Revolving Loans are outstanding, cash collateralize LC Exposure, in an aggregate amount equal to 100% of such Net Proceeds received by the Company or any Subsidiary; provided that the Net Proceeds in respect of the Chinese Facility Sale (and Net Proceeds arising from a casualty, condemnation or similar event in respect of the assets of Photronics China) shall first be applied to prepay amounts outstanding (and permanently reduce and terminate the commitments) under the Chinese Credit Facility with any remaining Net Proceeds being applied to prepay the Revolving Loans and, if no Revolving Loans are outstanding, cash collateralize LC Exposure, as described above; provided further that, in the case of any event described in clause (b) of the definition of the term “Prepayment Event”, if the Company shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Company or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 90 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Company and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 90 day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

Notwithstanding anything to the contrary set forth in this Agreement, until the Commitments have been irrevocably reduced to $100,000,000, to the extent any prepayments of the Revolving Loans and/or cash collateralization of LC Exposure are effected due to the application of this Section 2.11(c), all such prepayments and/or cash collateralization shall be accompanied by a concurrent, automatic, irrevocable reduction and termination of the Commitments in an amount equal to any such prepayment and/or cash collateralization with such reduction and termination allocated ratably among the Lenders in proportion to their respective Applicable Percentages.

          (n) Section 2.18(b) of the Credit Agreement is hereby amended to add the phrase, “subject to the terms of the Intercreditor Agreement,” immediately prior to clause (i) appearing therein.

          (o) Section 2.19(b) of the Credit Agreement is amended to (1) delete the phrase “defaults in its obligation to fund Loans hereunder” appearing in the first sentence thereof and to replace such phrase with the phrase “becomes a Defaulting Lender” and (2) add the parenthetical “(and if a Commitment is being assigned, the Issuing Bank)” immediately after the reference “Administrative Agent” appearing in clause (i) of the proviso therein.

          (p) Article II of the Credit Agreement is amended to add the following as a new Section 2.24 thereof:

     SECTION 2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

     (a) if any Swingline Exposure or LC Exposure exists at the time a Lender is a Defaulting Lender, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (i) prepay such Swingline Exposure or, if agreed by the Swingline Lender, cash collateralize the Swingline Exposure of the Defaulting Lender on terms satisfactory to the Swingline Lender and (ii) cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding; and

     (b) the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Borrower in accordance with Section 2.24(a).

          (q) Section 3.01 of the Credit Agreement is amended to delete the reference “Pledge Agreements” appearing therein and to replace such reference with the reference “Loan Documents”.

          (r) Section 3.02 of the Credit Agreement is amended and restated in its entirety to read as follows:

     SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (s) Section 3.03 of the Credit Agreement is amended to delete the reference “Pledge Agreements” appearing in clause (d) thereof and to replace such reference with the reference “Loan Documents”.

          (t) Section 3.13 of the Credit Agreement is amended to delete the reference “Borrower” appearing therein and to replace such reference with the reference “Company”.

          (u) Article III of the Credit Agreement is amended to add the following as a new Section 3.16 thereof:

     SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral covered thereby in favor of the Collateral Agent, for the benefit of the Holders of Secured Obligations, and (i) when all appropriate filings, recordings, registrations, stampings or notifications are made and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, such Liens shall constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

          (v) Section 5.05 of the Credit Agreement is amended and restated in its entirety to read as follows:

     SECTION 5.05. Maintenance of Properties; Insurance.

     (a) The Company will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain with financially sound and reputable carriers (1) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (2) all insurance required pursuant to the Collateral Documents. The Company will furnish to the Lenders, upon request of the Collateral Agent, information in reasonable detail as to the insurance so maintained.

     (b) The Company shall deliver to the Collateral Agent endorsements (x) to all “All Risk” physical damage insurance policies on the Loan Parties’ tangible personal property and assets located in the United States of America and business interruption insurance policies naming the Collateral Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Collateral Agent an additional insured. Each policy for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and the Company or its Subsidiaries as their interests may appear. In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable. All sums so disbursed by the Collateral Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Company will furnish to the Collateral Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

     (c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any property of the Company or any of its Subsidiaries will be released by the Collateral Agent to the applicable Company or such Subsidiary for the repair, replacement or restoration thereof, subject to the prepayment requirements under Section 2.11(c) and subject to such other terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require.

          (w) Section 5.06 of the Credit Agreement is amended to (1) add the phrase “including environmental assessment reports and Phase I or Phase II studies,” immediately after the phrase “relevant books and records,” appearing in the second sentence thereof and (2) add the sentence “The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.” to the end thereof.

          (x) Section 5.09 of the Credit Agreement is amended and restated in its entirety to read as follows:

     SECTION 5.09. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances

     (a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definition of “Subsidiary Guarantor”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the earnings and material assets of such Person and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal and joinder opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     (b) The Company will cause, and will cause each other Subsidiary qualifying as a Loan Party to cause, within the time periods set forth below with respect to real property, all of its owned property (whether real, personal, tangible, intangible, or mixed) to be subject at all times to first priority and perfected (subject in each case to the qualifications specified in Section 3.16 with respect to priority and perfection) Liens in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. Without limiting the generality of the foregoing, the Company (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Company or any other Subsidiary qualifying as a Loan Party to be subject at all times to a first priority and perfected (subject in each case to the qualifications specified in Section 3.16 with respect to priority and perfection) Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents; provided that no such pledge of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Collateral Agent and its counsel reasonably determine that, in light of the cost and expense associated therewith, such pledge would be unduly burdensome or not provide material Pledged Equity for the benefit of the Holders of Secured Obligations pursuant to legally binding, valid and enforceable Pledge Agreements, and (ii) will, and will cause each other Subsidiary qualifying as a Loan Party to, deliver Mortgages and Mortgage Instruments with respect to real property owned by the Company or such Subsidiary to the extent, and within such time period as is, reasonably required by the Collateral Agent. Notwithstanding the foregoing, the Company agrees to use its best efforts to deliver such Mortgages and Mortgage Instruments as soon as practicable after December 12, 2008 but in no event later than February 5, 2009 or such later date as the Collateral Agent may agree in the exercise of its reasonable discretion with respect thereto.

     (c) Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

     (d) If any real property or improvements thereto or any interests therein are acquired by a Loan Party after December 12, 2008 (other than assets already constituting Collateral under the Security Agreement or any Mortgage), the Company will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Company.

          (y) The Credit Agreement is amended to delete the existing Section 5.10 and to delete all references thereto.

          (z) The Credit Agreement is amended to insert new Sections 5.10, 5.11 and 5.12 thereto as follows:

     SECTION 5.10. Replacement of Chinese Credit Facility. The Company and its applicable Subsidiaries shall make their best efforts to enter into, by such time and pursuant to such documentation as is reasonably requested by the Administrative Agent, one or more replacements of the Chinese Credit Facility that, inter alia, will cause all or a portion of the Indebtedness thereunder to become a direct borrowing obligation of the Company. Those Lenders with branches or Affiliates party to the Chinese Credit Facility agree to cooperate with the Company in considering any such replacement facility in their sole discretion in order to facilitate compliance with this covenant by the Company and its Subsidiaries (it being understood and agreed that the foregoing shall not constitute a commitment by any such Lender to enter into any such replacement facility).

     SECTION 5.11. Depository Banks. The Company and each Subsidiary will, by no later than January 12, 2009, maintain one or more of the Lenders (or their subsidiaries or affiliates) as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. In the event that any Lender ceases to be a Lender hereunder, the Company and its applicable Subsidiaries shall have 30 days, or such longer period as may be agreed by the Collateral Agent in its reasonable discretion, to move its accounts to one or more of the other Lenders (or their subsidiaries or affiliates).

     SECTION 5.12. Financial Consultant. The Company shall retain the services of a financial consultant selected by the Company from a list of consultants provided to the Company by the Administrative Agent (the “Financial Consultant”) on terms (including scope of engagement) reasonably acceptable to the Administrative Agent by no later than January 15, 2009. The Company shall cause the Financial Consultant to provide a report (in form and scope reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Lenders covering the 2009 business plan, cash flow projections and liquidity, capital expenditures and foreign activities, in each case in respect of the Company and its Subsidiaries, by no later than March 31, 2009. It is understood and agreed that the Financial Consultant shall be and remain the agent of the Company and not of the Agents or the Lenders and shall not have any authority to act for, or on behalf of, the Agents or the Lenders in any matter whatsoever; provided that the Financial Consultant will be permitted to hold direct conversations with the Agents and the Lenders.

          (aa) Section 6.01(e) of the Credit Agreement is amended to delete the amount “$35,000,000” appearing therein and to replace such amount with the amount “$5,000,000”.

          (bb) Section 6.01(f) of the Credit Agreement is amended and restated in its entirety to read as follows:

     (f) Subordinated Indebtedness and Qualified Unsecured Indebtedness, in each case so long as, after giving effect to the incurrence thereof, no Default shall have occurred and be continuing and the Borrowers shall be in compliance, on a pro forma basis after giving effect to such incurrence, with the covenants contained in Section 6.11 recomputed as if such incurrence had occurred on the first day of the period for testing such compliance;

          (cc) Section 6.01(i) of the Credit Agreement is amended to delete the word “and” appearing at the end thereof.

          (dd) Section 6.01(j) of the Credit Agreement is amended and restated in its entirety to read as follows:

(j) unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; and

          (ee) Section 6.01 of the Credit Agreement is amended to add the following as a new clause (k) thereof:

     (k) in addition to Indebtedness permitted pursuant to Section 6.01(b), Indebtedness existing on December 12, 2008 and set forth in Schedule 6.01(k) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof.

          (ff) Section 6.02(a) of the Credit Agreement is amended to delete the phrase “the Pledge Agreements” appearing therein and to replace such phrase with the phrase “any Loan Document or PRC Collateral Document”.

          (gg) Section 6.03(a)(iii) of the Credit Agreement is amended to add the phrase “or otherwise dissolve into,” immediately before the phrase “a Loan Party” appearing therein.

          (hh) Each of clause (D) and clause (E) of Section 6.03(a)(iv) of the Credit Agreement is amended and restated in its entirety to read as follows:

     (D) enter into Qualified Asset Sales so long as the Net Proceeds resulting thereof are applied in accordance with Section 2.11(c) and

     (E) make any other sales, transfers, leases or dispositions of assets with an aggregate book value that, together with the aggregate book value of all other assets of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (E) during any fiscal year of the Company, does not exceed 1% of Consolidated Total Assets (as reflected in the most recent consolidated balance sheet of the Company delivered to the Lenders) or as otherwise approved in writing by the Administrative Agent and

          (ii) Clause (vi) of Section 6.03(a) of the Credit Agreement is amended to (1) become clause (v) of Section 6.03(a) of the Credit Agreement and (2) insert the phrase “or a Material Subsidiary” immediately after the reference to “Foreign Subsidiary Borrower” appearing therein.

          (jj) Section 6.04(d) of the Credit Agreement is amended and restated in its entirety to read as follows:

     (d) investments, loans or advances made by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary (provided that not more than $1,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Subsidiary which is not a Loan Party but provided further that investments, loans, advances or capital contributions made to (i) effect the servicing of the obligations under the Chinese Credit Facility or the Chinese Bridge Facility and (ii) fund the operating expenses of Photronics China in the ordinary course of business consistent with past practice, in each case shall not be subject to the foregoing proviso);

          (kk) Each of Section 6.04(h) and Section 6.04(j) of the Credit Agreement is amended and restated in its entirety to read as follows:

(h) [intentionally omitted]; (j) [intentionally omitted];

          (ll) Section 6.04(k) of the Credit Agreement is amended to (1) delete the amount “$10,000,000” appearing therein and to replace such amount with the amount “1,000,000” and (2) change the period appearing at the end thereof to “; and”.

          (mm) Section 6.04 of the Credit Agreement is amended to add the following as a new clause (l) thereof:

     (l) in addition to investments permitted pursuant to Section 6.04(i), investments, loans or advances existing on December 12, 2008 and set forth in Schedule 6.04(l) and extensions, renewals and replacements of any such investments, loans or advances with investments, loans or advances of a similar type that do not increase the outstanding amount thereof.

          (nn) Section 6.06(a) of the Credit Agreement is amended to (1) insert a comma immediately after the word “Subsidiaries” appearing in clause (iii) thereof and (2) amend and restate clause (iv) thereof in its entirety to read as follows:

(iv) PSMC may make dividends to its shareholders.

          (oo) Clause (iii) of Section 6.06(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

(iii) [intentionally omitted];

          (pp) Section 6.11 of the Credit Agreement is amended and restated in its entirety to read as follows:

     SECTION 6.11. Financial Covenants.

     (a) Maximum Senior Leverage Ratio. The Company will not permit the ratio (the “Senior Leverage Ratio”), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Senior Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Maximum Senior Leverage Ratio
October 31, 2008	2.25 to 1.00
January 31, 2009	2.25 to 1.00
April 30, 2009	2.15 to 1.00
July 31, 2009	2.00 to 1.00
October 31, 2009	1.75 to 1.00
January 31, 2010 and each Fiscal Quarter	1.25 to 1.00
ending thereafter

     (b) Total Leverage Ratio. The Company will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Maximum Total Leverage Ratio
October 31, 2008	2.50 to 1.00
January 31, 2009	2.50 to 1.00
April 30, 2009	2.40 to 1.00
July 31, 2009	2.25 to 1.00
October 31, 2009	2.00 to 1.00
January 31, 2010 and each Fiscal Quarter	1.50 to 1.00
ending thereafter

     (c) Minimum Unrestricted Cash Balances. The Company will not permit the aggregate amount of unrestricted cash balances and Permitted Investments maintained by the Company and its Subsidiaries to be less than $50,000,000. For the avoidance of doubt, any cash deposited with the Collateral Agent pursuant to the terms of the Collateral Documents shall be deemed to be unrestricted cash.

     (d) Minimum Fixed Charge Coverage Ratio. The Company will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated EBITDA minus Capital Expenditures to (ii) Consolidated Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Minimum Fixed Charge Coverage Ratio
January 31, 2009	1.25 to 1.00
April 30, 2009 and each Fiscal Quarter	1.50 to 1.00
ending thereafter

     (e) Minimum EBITDA. The Company will not permit Consolidated EBITDA for the fiscal quarters ending on or about the dates set forth below to be less than the corresponding amount set forth opposite such fiscal quarter:

Fiscal Quarter Ending On or About	Minimum Consolidated EBITDA
October 31, 2008	$25,000,000
January 31, 2009	$16,000,000
April 30, 2009	$25,000,000
July 31, 2009 and each	$30,000,000
Fiscal Quarter ending thereafter

     (f) Maximum Capital Expenditures. The Company will not, nor will it permit any Subsidiary to, make Capital Expenditures in (i) an amount (in the aggregate for the Company and its Subsidiaries) in excess of $12,500,000 during the Company’s fiscal quarter ending on or about October 31, 2008 and (ii) an amount (in the aggregate for the Company and its Subsidiaries) during the period of 4 consecutive fiscal quarters ending as of the end of each of its fiscal quarters (other than the fiscal quarter ending on or about October 31, 2008) in excess of the Relevant Amount. “Relevant Amount” means $65,000,000 as of the end of the Company’s fiscal quarter ending on or about January 31, 2009 and $57,500,000 as of the end of each of the Company’s fiscal quarters ending thereafter.

          (qq) Clause (d) of Article VII of the Credit Agreement is amended to restate subclause (i) thereof in its entirety to read as follows:

     (d)(i) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence), 5.08, 5.09, 5.10, 5.11 or 5.12, in Article VI or in Article X or

          (rr) Clause (k) of Article VII of the Credit Agreement is amended to delete the amount “$10,000,000” appearing therein and to replace such amount with the amount “$1,000,000”.

          (ss) Article VII of the Credit Agreement is amended to (1) insert the word “or” at the end of clause (n) thereof, (2) delete clauses (o) and (p) thereof and (3) amend and restate clause (q) thereof as a new clause (p) thereof in its entirety to read as follows:

     (p) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document;

          (tt) Article VII of the Credit Agreement is amended to (1) delete the term “obligations” appearing in the second to last paragraph thereof and to replace such term with the defined term “Obligations”, (2) delete the reference “Pledged Equity” appearing in the first sentence of the last paragraph thereof and to replace such reference with the reference “Collateral” and (3) add the following as a new final paragraph thereto:

     Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, in accordance with the terms of the Intercreditor Agreement, exercise any rights and remedies provided to the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

          (uu) Article VIII of the Credit Agreement is amended to (1) delete each reference to “Pledged Equity” appearing therein and to replace each such reference with the reference “Collateral”, (2) delete each reference to “Pledge Agreements” appearing therein and to replace each such reference with the reference “Collateral Documents” and (3) restate the final paragraph thereof in its entirety to read as follows:

     The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Borrowers as will be further described in a separate German law governed parallel debt undertaking. The Collateral Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Holder of the Secured Obligations or transferred to any Holder of the Secured Obligations due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Holders of the Secured Obligations. Each Lender, on its own behalf and on behalf of its affiliated Holders of Secured Obligations, hereby authorizes the Collateral Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

          (vv) Article IX of the Credit Agreement is amended to add the following as a new Section 9.14 thereto:

     SECTION 9.14. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

          (ww) Schedule 3.01 of the Credit Agreement is hereby amended in its entirety to read as set forth on Annex B hereto.

          (xx) A new Schedule 6.01(k) is hereby added to the Credit Agreement as set forth on Annex C hereto.

          (yy) A new Schedule 6.04(l) is hereby added to the Credit Agreement as set forth on Annex D hereto.

          2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (a) the Administrative Agent shall have received counterparts of this Amendment duly executed by the Company, the Required Lenders and the Administrative Agent and the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors, (b) the Company shall have paid to the Administrative Agent, for the account of each Lender that executes and delivers its signature page hereto by such time as is requested by the Administrative Agent, an amendment fee equal to 0.50% of such Lender’s Commitment, (c) the Company shall have paid all of the fees of the Administrative Agent and its affiliates (including, to the extent invoiced, reasonable attorneys’ fees and expenses of the Administrative Agent) in connection with this Amendment and the other Loan Documents and (d) the Company and its Subsidiaries shall have delivered to the Administrative Agent and the Collateral Agent all Collateral Documents and related instruments and documents requested by the Administrative Agent and the Collateral Agent in connection with the effectiveness of this Amendment.

          3. Representations and Warranties of the Company and Acknowledgements and Confirmations. The Company hereby represents and warrants as follows:

          (a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b) As of the date hereof and giving effect to the terms of this Amendment, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Company set forth in the Credit Agreement, as amended hereby, are true and correct as of the date hereof.

          (c) The Company (and by its execution of the Consent and Reaffirmation attached hereto, each Subsidiary Guarantor) hereby acknowledges and confirms that (i) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to) the effectiveness, genuineness, validity, collectibility or enforceability of the Credit Agreement or any of the other Loan Documents, the Secured Obligations, the Liens securing such Secured Obligations, or any of the terms or conditions of any Loan Document and (ii) it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Lenders, the Agents and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Credit Agreement or any of the other Loan Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the Secured Obligations, the Liens securing the Secured Obligations or any or all of the terms or conditions of any Loan Document) or any transaction relating thereto.

          4. Reference to and Effect on the Credit Agreement.

          (a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

          (b) Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

          5. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

          6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

          7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

          IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

PHOTRONICS, INC., as the Company

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

RBS CITIZENS, NATIONAL ASSOCIATION (successor by merger to Citizens Bank of Massachusetts), individually as a Lender and as Co-Syndication Agent

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, individually as a Lender and as Co-Syndication Agent

By:
Name:
Title:

CITIBANK, N.A., individually as a Lender and as Co- Syndication Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

UBS LOAN FINANCE LLC, as a Lender

By:
Name:
Title:

By:
Name:
Title:

CONSENT AND REAFFIRMATION

          Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 4 to the Credit Agreement dated as of June 6, 2007 (as amended by that certain Amendment No. 1 thereto, dated as of April 25, 2008, that certain Amendment No. 2 thereto, dated as of October 31, 2008, and that certain Amendment No. 3 thereto, dated as of December 3, 2008, and as may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Photronics, Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto (together with the Company, the “Borrowers”), the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), which Amendment No. 4 is dated as of December 12, 2008 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that such agreements and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated: December 12, 2008

[Signature Page Follows]

PHOTRONICS-TOPPAN TEXAS, INC.

By:
Name:
Title: